Exhibit 99.1

Contact:	Investor Relations: Ryan Kimball 916-321-1849 rkimball@mcclatchy.com

McCLATCHY PROPOSES TO OFFER
$750 MILLION OF SENIOR SECURED NOTES DUE 2022

SACRAMENTO, Calif., Nov. 28, 2012 — The McClatchy Company (NYSE: MNI) (“McClatchy”) today announced that it proposes to offer $750 million aggregate principal amount of senior secured notes, subject to market and other conditions.  The notes would be due in 2022 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The notes will be senior obligations of McClatchy and will be guaranteed by each of McClatchy’s material domestic subsidiaries and certain other subsidiaries that guarantee indebtedness under McClatchy’s credit agreement.  The notes and guarantees will be secured by a first-priority lien on certain of McClatchy’s and the subsidiary guarantors’ assets and will rank pari passu with liens granted under McClatchy’s credit agreement and McClatchy’s 11.50% Senior Secured Notes due 2017 (the “2017 Notes”).  However, the proceeds of any collection or other realization of collateral received in connection with the exercise of remedies will be applied first to repay amounts due under McClatchy’s revolving credit facility and certain “superpriority” obligations that McClatchy may incur in the future, before the holders of the notes receive such proceeds.  Interest will be payable semi-annually.  The interest rate, offering price and other terms will be determined at the time of pricing of the offering.

McClatchy intends to use the net proceeds of the offering, together with funds available under the Company’s amended credit facility and cash on hand, to fund its cash tender offer for up to $700 million aggregate principal amount of the 2017 Notes.  The closing of the offering of the notes is conditioned upon receiving the requisite consents in the consent solicitation.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.